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                                                                  Exhibit 10.5




                                 DIRECTOR STOCK

                                OPTION AGREEMENT

                        PREMIER RESEARCH WORLDWIDE, LTD.


         Dated February 27, 1997 and delivered by Premier Research Worldwide, Ltd., a Delaware corporation (the "Company"), to Connie Woodburn (the "Optionee"), a member of the Board of Directors of the Company.
         1. Grant. The Company hereby grants to the Optionee, pursuant to the Company's 1996 Stock Option Plan (the "Plan"), an option (the "Option") to purchase an aggregate of 4,402 shares of the common stock, $.01 par value (the "Common Stock"), of the Company, subject to the terms and provisions set forth herein and in the Plan. The option exercise price equals $22.125, subject to adjustment as provided in the Plan.
         2. Expiration of Option. The Option shall expire on February 27, 2002, unless earlier terminated as follows:
                  (a) Termination of Directorship. If Optionee shall cease to be a member of the Board of Directors of the Company for any reason, the Option shall terminate three months following such event.
                  (b) Sale. The Option shall terminate one month following a Sale of the Company. For purposes herein, the term "Sale" refers to any sale of substantially all of the

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assets of the Company, other than in the ordinary course of business, or a sale or transfer of capital stock of the Company resulting in a change in the ownership of a majority of the voting capital stock of the Company, or a merger or consolidation having the effect of such a sale of capital stock.
             3. Date Upon Which Option Becomes Exercisable. The Option shall become first exercisable on August 6, 1997.
             4. Notices. Any notice to the Company provided for in this Stock Option Agreement shall be addressed to it in care of its Secretary, at its principal executive offices, and any notice to the Optionee shall be addressed to her at her address at the time as it is shown on the records of the Company, or to such other address as either may designate to the other in writing. Any such notice shall be in writing and shall be deemed to be fully given if delivered by hand or sent by telegram or by registered or certified mail, postage prepaid, addressed as stated above.
              5. Miscellaneous. All references herein shall include the singular and the plural and the masculine, feminine and the neuter, as applicable. This Stock Option Agreement replaces and supersedes all agreements and understandings between the Company and the Optionee with respect to the subject matter hereof. This Stock Option Agreement is subject to modification or amendment solely upon a written agreement signed by the Company and the Optionee. This Stock Option Agreement and the Option are subject to all of the terms and conditions of the Plan. The validity, construction, interpretation and effect of this Stock Option Agreement shall be

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exclusively governed by and determined in accordance with the laws of the
Commonwealth of Pennsylvania.

                                    PREMIER RESEARCH WORLDWIDE, LTD.

                                    By:     /s/ Joan Carter
                                            -------------------------------
                                             Joan Carter, Chairman


 The Optionee named herein hereby acknowledges receipt of this Stock Option Agreement and confirms that this Stock Option Agreement supersedes all agreements and understandings between the parties with respect to the subject matter hereof.

                                             /s/ Connie Woodburn
                                            -------------------------------
                                            Connie Woodburn, Optionee


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